EXHIBIT 5
[Letterhead of Capitol Bancorp Ltd.]
November 17, 2005
Capitol Bancorp Ltd.
200 Washington Sq. N.
Lansing, MI 48933
     RE: Registration Statement on Form S-4
Ladies and Gentlemen:
     I have represented Capitol Bancorp Ltd. (“Capitol”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) registering shares (the “Shares”) of Capitol’s common stock, no par value, under the Securities Act of 1933, as amended (the “Act”), to be issued in connection with Capitol’s Plan of Merger with the shareholders of First California Southern Bancorp other than Capitol.
     In connection with this opinion, I have reviewed (a) the Registration Statement, (b) Capitol’s Articles of Incorporation, as amended, (c) Capitol’s By-laws, as amended, (d) the Resolutions adopted by Capitol’s board, and (e) such corporate records of Capitol, such certificates of public officials, officers and representatives of Capitol and such other certificates and instruments and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion expressed.
     Based upon the foregoing, I am of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.
Sincerely,
/s/ Brian K. English
Brian K. English
General Counsel